Exhibit 10.4

MINUTES OF BOARD OF DIRECTORS
OF
SPORT ENDURANCE, INC.

The meeting of the Board of Directors  of the Corporation was held on August 20, 2009 at 2620 South Maryland Parkway #819 Las Vegas, Nevada 89109  and at, as set forth in the written Waiver of Notice signed by all of the Directors, and prefixed to the Minutes of this meeting.

There were present the following:
Robert L. Timothy being all the Directors of the Corporation.

Robert L. Timothy called the meeting to order and stated the objects thereof.  Upon motion duly made, seconded and unanimously carried, that the company in order to restructure the market cap would buy back 6,320,000 restricted common shares from Calbridge Capital LLC for $1.00.

RESOVED, that the company in order to restructure the market cap would buy back 6,320,000 restricted common shares from Calbridge Capital LLC for $1.00.

Upon motion duly made, seconded and unanimously carried, it was:
RESOLVED, that all the acts taken and decisions reached at he meeting of the Directors and Shareholders be, and they hereby are, ratified and adopted by this Board of Directors.

There being no further business to come before the meeting, upon motion duly made, seconded and unanimously carried it was adjourned.

Dated; August 20, 2009	/s/ Robert Timothy
Robert Timothy, President,
Sport Endurance, Inc.